Exhibit 10.13

LBS-008 RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

This Research and Development Services Agreement (this “Agreement”), effective as of July 1, 2021 (“Effective Date”), is entered into by and between Belite Bio, Inc, a Cayman corporation, with contact office located at 12F., No.68, Sec. 5, Zhongxiao E. Rd., Xinyi Dist., Taipei City 110, Taiwan (“Belite Inc”) and Lin BioScience, Inc., a Taiwan corporation, located at 12F., No.68, Sec. 5, Zhongxiao E. Rd., Xinyi Dist., Taipei City 110, Taiwan (“Lin Inc.”).

BACKGROUND

A.	Lin Inc. is a drug development company specializing in innovative therapies for diseases with unmet medical needs. Its pipeline aimed at treating life-threatening or disabling diseases in oncology, ophthalmology and metabolic disease.

B.	Belite Inc is the subsidiary of Lin Inc.

C.	Belite Inc desires to have Lin Inc. perform certain new drug development services based on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

(a)	“Deliverables” shall mean the results to be delivered by Lin Inc. to Belite Inc as set forth in the SOW.

(b)	“IPR” means patents, copyrights, trade secrets, design rights or any other proprietary rights, applications for any of the foregoing and any other protection of a similar nature throughout the world, whether now existing or hereinafter developed or obtained.

(c)	“SOW” means the document titled “Statement of Work” that is attached hereto as Exhibit A.

(d)	“Services” means the services provided by Lin Inc. relating to, including without limitation, conduct or facilitation of research, development or clinical trials for pipeline LBS-008 as set forth in the SOW.

2.	SERVICES

Services. Subject to the terms and conditions of this Agreement, including without limitation the SOW, during the term of this Agreement, Lin Inc. shall provide the Services and deliver the Deliverables to Belite Inc as set forth in the SOW. Subject to the requirements set forth in the SOW, Belite Inc shall have sole discretion and control over the work performed under this Agreement and the manner in which such work is performed and Lin Inc. shall follow Belite Inc’s instruction.

3.	FEES AND BILLING

(a)	Fees. Belite Inc shall pay Lin Inc. for the Services for an amount equal to 110 percent of Lin Inc.’s actual costs for its performance of the Services, including its costs of research and development and personnel, provided that Lin Inc. shall provide Belite Inc with relevant invoices and documentation proving such costs are reasonably incurred by Lin Inc. for its performance of the Services.

(b)	Expenses. Belite Inc will reimburse Lin Inc. for Lin Inc.’s actual expenses for transportation, travel and lodging provided that such expenses are incurred by Lin Inc. for its performance of the Services and will be reimbursed against invoices.

(c)	Billing and Payment Terms. The fees and expenses set forth in Subparagraphs (a) and (b) of this Section 3 are the only payments Belite Inc shall pay to Lin Inc. under this Agreement.

(d)	Taxes. All payments required by this Agreement are exclusive of any and all sales, value-added, use, or withholding tax on international services. Such taxes, fees and/or duties, except any taxes based on Lin Inc.’s income, will be assumed by Belite Inc without deduction to amounts owed to Lin Inc.

4.	DELIVERABLES AND IPR

(a)	Deliverables. Lin Inc. will transfer to Belite Inc the ownership of the Deliverables.

(b)	IPR. Lin Inc. acknowledges and agrees that Belite Inc is the sole and exclusive owner of all IPR that Lin Inc. directly or indirectly managed, developed or assisted in the performance of the Services.

5.	CONFIDENTIAL INFORMATION

(a)	Confidential Information. “Confidential Information” means information, including without limitation information concerning or relating to a party’s business, plans, customers, technology, products, and the terms and conditions of this Agreement, in any form that may be disclosed by a party hereto (the “Disclosing Party”) to the other party (the “Receiving Party”); provided that it shall be either (a) conspicuously marked “Confidential” or “Proprietary” if disclosed to the Receiving Party in tangible form, or (b) if disclosed orally, is reduced by the Disclosing Party to a writing conspicuously marked “Confidential” or “Proprietary”, given to the Receiving Party within thirty (30) days of such oral disclosure.

(b)	Exclusions. Notwithstanding the provisions of Subparagraph (a) of this Section 5, Confidential Information excludes information that the Receiving Party can demonstrate: (i) is or becomes part of the public domain through no fault or breach of the Receiving Party; (ii) is known to the Receiving Party prior to disclosure thereof; (iii) is subsequently rightfully obtained by the Receiving Party from a third party that has the legal right to disclose such information to the Receiving Party; (iv) is independently developed by the Receiving Party; (v) is disclosed to others without an obligation of confidentiality; and (vi) is required by law to be disclosed by the Receiving Party, provided that the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to such disclosure.

(c)	Use and Disclosure. During the term of this Agreement and for a period of 3 years thereafter, each party agrees that it shall use the Confidential Information of the other party only to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement and will not disclose, or permit to be disclosed, the same, directly or indirectly, to any third party except as permitted under this Agreement or otherwise approved in writing by the other party. Each party agrees to exercise at least reasonable care in protecting the Confidential Information from unauthorized use and disclosure.

6.	LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, DELAY, COST OF COVER, OR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE SERVICES OR THE DELIVERABLES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.	REPRESENTATION & WARRANTIES

Lin Inc. represents and warrants that the Services, Deliverables, and any other information/materials provided by Belite Bio, LLC to Belite Inc under this Agreement do not and will not infringe or misappropriate any IPR of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and there are no claims pending against Lin Inc.

8.	INDEMNIFICATION

Lin Inc. shall defend, indemnify and hold Belite Inc harmless from any and all claims, damages, losses or suits arising out of or in connection with the performance of this Agreement.

9.	TERM AND TERMINATION

(a)	Term. This Agreement shall become effective on the Effective Date, and will continue to be in effect until June 30, 2022 unless and until earlier terminated according to the provisions of Section 9(b).

(b)	Termination.

(i)	Either party will have the right to terminate this Agreement, or the applicable SOW, if the other party breaches any material term or condition of this Agreement and fails to cure such breach within 30 days after receipt of written notice of such breach.

(ii)	Belite Inc shall have the right to terminate this Agreement, or the applicable SOW, for its convenience by providing Lin Inc. with 30-day advance written notice of such termination.

(iii)	Either party may terminate this Agreement if: (1) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (2) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

(c)	Effect of Termination. Upon termination or expiration of this Agreement: (i) Lin Inc. may immediately cease providing Services hereunder; and (ii) any and all payment obligations of Belite Inc under this Agreement will become due immediately. Within thirty (30) days after such expiration or termination, each party shall return all tangible embodiments of Confidential Information of the other party in its possession at the time of expiration or termination.

(d)	Survival. Sections 1, 4, 5, 6, 7, 8, 9, 10 and 11 will survive any expiration or termination of this Agreement.

10.	GOVERNING LAW & DISPUTE RESOLUTION

(a)	Governing Law. The rights and obligations of the parities under this Agreement shall be governed by and construed under the laws of Taiwan (Republic of China, R.O.C., hereinafter Taiwan) without reference to conflict of laws principles.

(b)	Dispute Resolution. The parties agree that the Taiwan Taipei District Court shall have the exclusive jurisdiction over all questions and controversies arising out of or in connection with the performance or execution of this Agreement.

11.	MISCELLANEOUS PROVISIONS

(a)	Conflict with Exhibits. In the event that there is any conflict or ambiguity between a provision in this Agreement and that in any of the exhibits hereto this Agreement shall control and have precedence over such exhibit.

(b)	Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including without limitation act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the internet.

(c)	Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets without any prior consent of the other party. Any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.

(d)	Notices. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties’ respective address first set forth above, or at such other address as may hereafter be furnished in writing by either party hereto to the other. Such notice will be deemed to have been given as of the date it is delivered, mailed or sent, whichever is earlier.

(e)	Headings. The section headings and captions contained in this Agreement or its exhibits are included merely for convenience of reference. Such headings and captions are not to be considered part of, or to be used in interpreting, this Agreement and in no way limit or affect any of the contents of this Agreement or its exhibits.

(f)	Entire Agreement; Counterparts. This Agreement, including the SOW which is incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of both parties. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Belite Inc’s and Lin Inc.’s authorized representatives have duly executed this Agreement below to indicate their assent to its terms:

Belite Bio, Inc		Lin BioScience, Inc.

Signature:	/s/ Tom Lin	Signature:	/s/ Tom Lin
Print Name:	Tom Lin	Print Name:	Tom Lin
Title:	Director	Title:	Chairman

EXHIBIT A

Statement of Work

For the research and development of new drug LBS-008, services from Lin Inc. shall be as follows:

LBS-008

Work
Clinical	Clinical study management